PERPETUAL LICENSE AGREEMENT

     Penril DataComm Networks, Inc., a Delaware corporation with a principal place of business at 1300 Quince Orchard Boulevard, Gaithersburg, Maryland 20878, as "Licensor", and Bay Networks, Inc., a Delaware corporation with a principal place of business at 4401 Great America Parkway, Santa Clara, California 95052, as "Licensee" hereby agree as of June 16, 1996, to the following terms and conditions of license of the Licensed Technology, as defined below.1.

DEFINITIONS.   As used herein, the following terms shall have the
following definitions.

     1.1  Affiliates.  "Affiliates" of a party hereto shall mean
(i) companies the majority of whose voting shares are now or hereafter owned or controlled directly or indirectly by such party;
(ii) companies which now or hereafter own or control directly or indirectly a majority of the voting shares of such party; and (iii) companies a majority of whose voting shares are now or hereafter owned or controlled directly or indirectly by any company mentioned in (i) or (ii) of this definition. A company shall be considered an "Affiliate" for only so long as such ownership or control exists. For the purposes of this definition, partnerships or similar entities where a majority-in-interest of its partners or owners are a party hereto and/or Affiliates of such party shall also be deemed to be Affiliates of such party.
     1.2 Confidential Information. "Confidential Information" shall mean that part of the Technical Information, whether written or oral, which is (i) not publicly known and (ii) annotated as "confidential" or "proprietary." Any information which is not annotated as "confidential" or "proprietary" shall be deemed to be in the public domain. In addition, "Confidential Information" shall include all source code for all software and other computer programs delivered by Licensor to Licensee hereunder and all information disclosed by either party to the other party in accordance with Section 2.5 (Modifications and/or Improvements of Products) hereof. Such Confidential Information shall not be considered Confidential Information at such time as it becomes publicly known by any means other than a violation of the terms of this Agreement.
     1.3 Effective Date. "Effective Date" shall mean the date this License comes into effect in accordance with the provisions of
Section 6.2 of the Merger Agreement, but no earlier than June 16, 1996. In the event of a good-faith dispute as to whether this License comes into effect in accordance with such provision of the Merger Agreement, Licensee may not make any sales of any Product in connection herewith.
     1.4 Licensed Technology. "Licensed Technology" shall mean the Rights, Products, Trademarks and Technical Information.
     1.5 Merger Agreement. "Merger Agreement" shall mean the Agreement and Plan of Merger entered into by Licensor and Licensee dated June 16, 1996.
     1.6 Product. "Product" shall mean any and all devices, articles, products or implements which Licensee may choose to develop using the Licensed Technology and any and all products, software, equipment, components, parts, tools and test equipment appurtenant there to, and includes the V.34+ Xylogics Octal Modem Card further described in Exhibit A hereto.
     1.7  Rights.  "Rights" shall mean:
          (a) the patents and patent applications listed on Exhibit B-1 attached hereto, and any and all continuations, divisions, reissues, extensions and other filings that Licensor may file with the U.S. Patent and Trademark Office with respect to such patents and patent applications described in this Section 1.6 above (and corresponding applications and patents in countries and jurisdictions other than the United States);
          (b) the copyrights listed as Exhibit B-2 attached hereto;
          (c) the mask work rights listed on Exhibit B-3 attached hereto;
          (d) any and all patents, patent applications, copyrights, mask work rights and other intellectual property rights with respect to any inventions pertaining to the Licensed Technology, which patents, patent applications, copyrights, mask work rights and other rights (i) are granted or to be granted to Licensor (either directly or through its Affiliates, successors, assigns, agents or employees) (ii) with respect to which Licensor (either directly or through its Affiliates, successors, assigns, agents or employees) shall have the right to grant licenses, sublicenses and rights of the type described in Article 2 below, except that nothing in this section shall grant to Licensee any rights under U.S. Patent No. 5,388,124 (University of Maryland - Tretter et al.); and
          (e) to the extent that Licensor enters into cross licensing agreements with third parties involving the University of Maryland patent referred to in Section 1.7(d) above, the right to utilize any such cross licensed technology or rights at the same cash royalty rates, if any, and on the same terms as Licensor, either as a sublicensee of Licensor or directly. Although Licensee acknowledges that some cross licensors may be unwilling to grant such pass-through rights, Licensor agrees to use its best efforts to obtain for Licensee rights equivalent to those obtained by Licensor for its own business.
     1.8 Technical Information. "Technical Information" shall mean all trade secrets, know-how, computer programs (including copyrights in said software), knowledge, technology, means, methods, processes, practices, formulas, techniques, procedures, technical assistance, designs, drawings, apparatus, written and oral rectifications of data, specifications, assembly procedures, schematics and other valuable information of whatever nature, whether confidential or not, and whether proprietary or not, which is now in (or hereafter during the term of this Agreement comes into) the possession of Licensor and which is relevant to the manufacture, assembly, sale, distribution, use, installation, servicing or testing of any Product, including without limitation the materials identified in Exhibit C below. Nothing in this section shall grant to Licensee any rights under U.S. Patent No. 5,388,124 (University of Maryland - Tretter et al.).

2. GRANT OF RIGHTS AND LICENSES. Subject to all of the terms and conditions set forth in this Agreement:

     2.1 Use of Rights. Licensor hereby grants to Licensee a nonexclusive, worldwide, right and license to practice the Rights in order to make, use, market, sell and distribute the Products. This right and license includes, without limitation, the rights:
(a) to maintain the Products; and (b)(i) to practice the methods and processes involved in the use of the Products; (ii) to make and have made, to use and have used, and to maintain machines, tools, instrumentalities and materials; and (iii) to use and have used methods and processes, insofar as such machines, tools, instrumentalities, materials, methods and processes are involved in or incidental to the development, manufacture, sale, marketing, distribution, installation, testing or repair of the Products
     2.2  Use of Technical Information.
          (a) Licensor grants to Licensee a nonexclusive, worldwide, right to use the Technical Information during the term hereof in connection with Licensee's exercise of its rights and licenses granted hereunder.
          (b) Simultaneously with the execution of this Agreement, Licensor shall provide to Licensee all of the Technical Information and all patent or other searches and prior art relating to the Licensed Technology.
     2.3 Right to Sublicense or Assign. Licensee shall have the right to sublicense or assign any of the rights or licenses granted hereunder in connection with the manufacture and wholesale or retail sale solely by Licensee of the Products, provided that Licensee shall not deliver or make available to any other party any of the source code provided by Licensor hereunder.
     2.4       Software and Computer Programs in Rights, Technical
Information or Products.      (a)  Licensor and Licensee agree that
any and all software and other computer programs included in the Rights, or the Technical Information or the Products are being licensed by Licensor to Licensee in source code and machine readable object code form on a nonexclusive basis as set forth in Sections 2.1 (Use of Rights) and 2.2 (Use of Technical Information) above, and are not being sold by Licensor or purchased by Licensee. Licensor shall retain title to all of such software and computer programs. Licensee shall have the right to sublicense to third parties any rights or licenses to use individual copies of such software in the operation of the Products.
          (b) Licensee agrees not to copy or reproduce any of such software or computer programs except during the term of this Agreement and, provided that, Licensor's copyright and proprietary notices which appear on such software or computer programs are properly included on such copies and reproductions.
     2.5 Modifications and/or Improvements of Products. Licensee shall have the right to modify and improve the Products and to apply each such modification or improvement to the Products, without payment to or the consent of the Licensor. Any such modification or improvement shall be the property of Licensee.
     2.6 Right to Hire Designated Employees. Licensee shall have the right to hire within 90 days of the Effective Date as its own employees up to five designated Licensor employees, whose names are set forth on Exhibit D attached hereto. Licensee shall, upon the request of Licensor use its best efforts to assist and facilitate the hiring of such five employees by Licensee provided any cash expenditures by Licensor to such employees in connection with such efforts shall be reimbursed by Licensee.
     2.7 Additional Licenses. Licensee acknowledges that a license under U.S. Patent No. 5,388,124 (University of Maryland - Tretter, et al.) may be required to practice the Licensed Technology. Licensor and Licensee shall separately negotiate the particular terms and conditions of any such license, subject to the following conditions: (a) if Licensee makes the payment described in Section 6.2 of the Merger Agreement, the royalty rate for each modem shall not exceed the lesser of $.30 per modem or the lowest rate then being charged to any other licensee of such patent for a comparable license, and (b) if no such payment is made, the royalty rate shall not exceed that then being charged to any other licensee manufacturing a comparable volume of modems under such license.

3.   OBLIGATIONS OF LICENSOR.

     3.1 Product Information and Literature. Licensor shall provide Licensee with catalogues, maintenance manuals and other descriptive literature with respect to the Products which Licensor has previously generated, as well as which Licensor otherwise generates during the first two years hereof term of this Agreement, all at no expense to Licensee.
     3.2 Training and Technical Assistance. To assist Licensee in exercising its rights hereunder, Licensor agrees to provide appropriate training and technical assistance to Licensee, its employees and its permitted sublicensees, so that Licensee will be able to practice the Patents and use the Licensed Technology to its full potential. Such training and assistance shall be rendered by Licensor at no expense to Licensee; provided, however, that Licensor shall not be required to devote more than 20 man-hours during the term of this Agreement in rendering such training and technical assistance to Licensee. The parties hereto shall from time to time determine whether particular training and assistance shall be rendered at Licensor's facilities or at Licensee's facilities. Travel costs, lodging and all related expenses incurred by one party in connection with sending its employees or permitted sublicensees to the other party's location shall be paid in full by the party sending such individuals.
     3.3 Evaluations. Licensor shall provide Licensee free of charge with evaluations of Licensee's manufacturing, assembly, service, testing, installation and technical proposals; provided, however, that Licensor shall not be required to devote more than 20 man-hours during the term of this Agreement in rendering such evaluations to Licensee. Licensor shall use its best efforts to deliver each evaluation to Licensee within ten (10) days after Licensee's request of such evaluation.
     3.4 Written Inquiries. Licensor shall, at no additional cost to Licensee, answer all written inquiries from Licensee directly concerning the manufacture, assembly, installation, testing, use and servicing of the Products; provided, however, that Licensor shall not be required to devote more than 20 man-hours during the term of this Agreement in responding to such written inquiries.
     3.5 Locating Sources for Components. Licensor shall use its best efforts, free of charge, to identify suppliers of components, parts, tools and test equipment for Products, and to then assist Licensee in negotiating supply agreements with such suppliers; provided, however, that Licensor shall not be required to devote more than 20 man-hours during the term of this Agreement in assisting Licensee pursuant to this provision.
     3.6  Additional Services.
          (a) Licensor shall use its reasonable efforts to provide Licensee with any and all additional assistance reasonably requested by Licensee, including without limitation: producing technical, sales, advertising and other reports and information for Licensee which Licensee believes might be useful in selling the Products manufactured hereunder; and assisting Licensee in attempting to obtain from third parties technical information, drawings, plans, specifications and other data which are not proprietary to Licensor and which Licensor does not otherwise have the right to use, in order to enable Licensee to respond to requests of any potential customer.
          (b) Licensor shall bill Licensee for any such services not expressly provided free of charge in Section 2.2(b) (Use of Technical Information) or in one of the earlier provisions of this
Article 3 at prices to be agreed in advance by the parties hereto. In all cases the prices charged by Licensor for the services that it provides to Licensee shall not exceed the prices that it charges its best customer or licensee, as the case may be, for the same or similar services, if any. Licensor shall not commence performance of any part of any services hereunder until such prices are established in writing by the parties hereto.

4.   COMPENSATION PAYABLE TO LICENSOR.       Licensee shall pay
Licensor the amount, if any, specified in Section 6.2 of the Merger Agreement, such payment, if any, to be in immediately available funds, at the Effective Date.

5.   INVENTIONS.    If Licensor formulates, makes or conceives a
patentable invention or develops any other intellectual property rights which constitutes a modification and/or improvement of a Product, Licensor may apply, at its or his own expense and discretion, for appropriate patent and other intellectual property right registrations of such invention or rights in any and all jurisdictions. In each jurisdiction where Licensor does not apply for such patent or registration within ninety (90) days after having formulated, made or conceived and reduced to practice such patentable invention or developed such right and after notice from Licensee to Licensor of Licensee's desire to have such application or registration made, then Licensee may either: (i) apply for such patent or registration in such jurisdiction, at its own expense; or
(ii) request Licensor to apply for such patent or registration in such jurisdiction and then assign all of its or his rights in such applications to Licensee, all at Licensee's expense. Licensor shall, at the request of the Licensee, both during and after the term of this Agreement, execute such documents and render such assistance as may be appropriate to enable Licensee to maintain or obtain registrations of patents or intellectual property rights in any jurisdiction in accordance with this Article 5.

6.   CONFIDENTIAL INFORMATION.

     6.1 Confidentiality Maintained. Each party agrees that the other party hereto has a proprietary interest in its Confidential Information. During the term of this Agreement and for a period of three years thereafter, all disclosures of Confidential Information to the receiving party, its agents and employees shall be held in strict confidence by such receiving party, its agents and employees, and such receiving party shall disclose the Confidential Information only to those of its agents and employees to whom it is necessary in order properly to carry out their duties as limited by the terms and conditions hereof. During the term of this Agreement and for a period of three years thereafter the receiving party shall not use the Confidential Information except for the purposes of exercising its rights and carrying out its duties hereunder. Upon the expiration or earlier termination of this Agreement, each party shall return to the other all Confidential Information and all copies thereof, and shall not at any time thereafter use any of such Confidential Information for any purpose. The provisions of this Section 6.1 shall also apply to any consultants or subcontractors during the term of this Agreement and for three years thereafter that the receiving party may engage in connection with its obligations under this Agreement. Before providing any Confidential Information to any such consultant or subcontractor, the receiving party shall obtain a signed undertaking in which such consultant or subcontractor agrees to be bound by and comply with terms substantially equivalent to and to the same effect as this
Article 6.

     6.2 Liability for Disclosure. Notwithstanding anything contained in this Agreement to the contrary, neither party shall be liable for a disclosure of the other party's Confidential Information if the information so disclosed:
          (a) was in the public domain at the time it was disclosed by the disclosing party to the receiving party; or
          (b) was known to or contained in the records of the receiving party from a source other than the disclosing party at the time of disclosure by the disclosing party to the receiving party and can be so demonstrated; or
          (c) was independently developed by the receiving party and is so demonstrated promptly upon receipt of the documentation and technology by the receiving party; or
          (d) becomes known to the receiving party from a source other than the disclosing party without breach of this Agreement by the receiving party and can be so demonstrated; or
          (e) if in writing, was not identified as Confidential Information in accordance with Section 1.2 (Definition of Confidential Information) hereof; or
               (f) must be disclosed pursuant to a contract or subcontract with a governmental agency in order to obtain/retain a procurement contract; or
          (g) was disclosed pursuant to court order or as otherwise compelled by law.7.

"AS IS" CONDITION.

     "AS IS CONDITION". LICENSOR MAKES NO WARRANTY WITH RESPECT TO THE OPERATING CAPABILITIES AND FUNCTIONALITY OF THE PRODUCTS AND LICENSEE ACKNOWLEDGES THAT SAME IS BEING LICENSED HEREUNDER "AS IS" WITHOUT REPRESENTATION OR WARRANTY OF ANY KIND. THE FOREGOING PROVISIONS ARE IN LIEU OF ANY WARRANTY, WHETHER EXPRESS OR IMPLIED, WRITTEN OR ORAL (INCLUDING ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE). LICENSOR SHALL HAVE NO LIABILITY ARISING OUT OF THIS AGREEMENT, THE LICENSE OF THE LICENSED TECHNOLOGY OR THE MANUFACTURE, LICENSING, SALE OR SUPPLYING OF THE PRODUCTS OR THEIR USE OR DISPOSITION, WHETHER BASED UPON WARRANTY, CONTRACT, TORT OR OTHERWISE. IN NO EVENT SHALL LICENSOR BE LIABLE TO LICENSEE OR ANY OTHER PERSON OR ENTITY FOR SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES (INCLUDING, BUT NOT LIMITED TO, LOSS OF PROFITS, LOSS OF DATA OR LOSS OF USE DAMAGES) ARISING OUT OF THIS AGREEMENT, THE LICENSE OF THE LICENSED TECHNOLOGY OR THE MANUFACTURE, LICENSING, SALE OR SUPPLYING OF THE PRODUCTS.

8. REPRESENTATIONS, WARRANTIES AND COVENANTS.     Each of Licensor
and Licensee hereby represents, warrants and covenants to the other as follows:

     8.1 Right, Power and Authority. It has full right, power and authority to enter into this Agreement and there is nothing which would prevent it from performing its obligations under the terms and conditions imposed on it by this Agreement.
     8.2 Binding Obligation. This Agreement has been duly authorized by all necessary corporate and stockholder action of Licensor and Licensee, respectively, and constitutes a valid and binding obligation on Licensor and Licensee, respectively, enforceable in accordance with the terms hereof.
     8.3 Corporate Good Standing. Licensor or Licensee, as the case may be, is a corporation duly organized and validly existing and in good standing under the laws of its jurisdiction of incorporation and is duly qualified and authorized to do business wherever the nature of its activities or properties requires such qualification or authorization.
     8.4 No Government Approvals Needed. No registration with or approval of any government agency or commission of any jurisdiction is necessary for the execution, delivery or performance by it of any of the terms of this Agreement, or for the validity and enforceability hereof or with respect to its obligations hereunder.
     8.5 No Provisions Contravened. There is no provision in its company or corporate charter, articles of incorporation, By-Laws or equivalent governing documents, and no provision in any existing mortgage, indenture, contract or agreement binding on it which would be contravened by the execution, delivery or performance by it of this Agreement.
     8.6 No Consent of Third Parties Needed. No consent of any trustee or holder of any of its indebtedness is or shall be required as a condition to the validity of this Agreement.
     8.7 No Law Contravened. Neither its execution nor its delivery of this Agreement nor its fulfillment of or compliance with the terms and provisions hereof shall contravene any provision of the laws of any jurisdiction, including, without limitation, any statute, rule, regulation, judgment, decree, order, franchise or permit applicable to it.
     8.8 Licensed Technology. Licensor has the right to use, and to grant licenses to use, the Licensed Technology. Licensor has not, and shall not in the future during the term of this Agreement, grant rights or licenses to any other person or entity which prevents Licensee from practicing under the Licensed Technology hereunder.
     8.9 Validity of Patents. Licensor is aware of no patents or any other prior art which invalidate or would invalidate any of the patents included in the Licensed Technology, or issuance of any of those patents in any country. To Licensor's knowledge, each patent included in the Licensed Technology was validly issued under the
laws of the country which issued it.         8.10 Continued Effect
of Representations and Warranties. It covenants and agrees that its representations and warranties contained in this Agreement shall remain true in all respects for a period of one year after the Effective Date with the same effect as though such representations and warranties had been made on and as of each such subsequent date.

9.   TERMINATION OR EXPIRATION.

     9.1 Termination. The term of this Agreement shall be perpetual.

10.  MISCELLANEOUS.

     10.1 Assignments. This Agreement shall be binding upon, and inure to the benefit of, Licensor and Licensee and their respective successors and permitted assigns. Neither party hereto may assign rights or obligations hereunder except as permitted by Section 2.3.
     10.2 Governing Law. This Agreement shall be governed, interpreted and construed in accordance with the laws of the Commonwealth of Massachusetts applicable to agreements made and to be fully performed therein.
     10.3 Waiver. A waiver of any breach of any provision of this Agreement shall not be construed as a continuing waiver of other breaches of the same or other provisions of this Agreement.
     10.4 Relationship of the Parties. The parties hereto are independent contractors. Nothing herein contained shall be deemed to create a joint venture, agency or partnership relationship between the parties hereto. Neither party shall have any power to enter into any contracts or commitments in the name of, or on behalf of, the other party, or to bind the other party in any respect whatsoever.
     10.5 Notices. All notices, requests, demands, claims and other communications hereunder shall be in writing. Any notice, request, demand, claim or other communication hereunder shall be deemed duly delivered two business days after it is sent by registered or certified mail, return receipt requested, postage prepaid, or one business day after it is sent via a reputable nationwide overnight courier service, in each case to the intended recipient as set forth below:

If to the Licensor:

Copy to:  Penril DataComm Networks, Inc.     Benesch, Friedlander,Coplan &
          1300 Quince Orchard Boulevard         Aronoff, P.L.L.
          Gaithersburg, Maryland 20878       2300 BP America Building
          Attn.:  Chairman                   200 Public Square
          Telecopier:  (301) 921-9149        Cleveland, Ohio 44114-2378
                                             Attn.:  Irv Berliner, Esq.
                                             Telecopier: (216) 363-4588
If to the Licensee:

Copy to:  Bay Networks, Inc.                 Bay Networks, Inc.
          4401 Great America Parkway         4401 Great America Parkway
          Santa Clara, California 95052      Santa Clara, California 95052
          Attn.:  President                  Attn.: Montgomery Kersten,  Esq.
          Telecopier:  (408) 764-1799        Telecopier:  (408) 764-1991

Any party may give any notice, request, demand, claim or other communication hereunder using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail or electronic mail), but no such notice, request, demand, claim or other communication shall be deemed to have been duly given unless and until it actually is received by the party for whom it is intended. Any party may change the address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other party notice in the manner set forth in this Agreement.

     10.6 Entire Understanding. This Agreement embodies the entire understanding between the parties relating to the subject matter hereof and there are no prior representations, warranties or agreements between the parties, whether written or oral, not contained in this Agreement.
     10.7 Invalidity. If any provision of this Agreement is declared invalid or unenforceable by a court having competent jurisdiction, it is mutually agreed that this Agreement shall endure except for the part declared invalid or unenforceable by order of such court. The parties shall consult and use their best efforts to agree upon a valid and enforceable provision which shall be a reasonable substitute for such invalid or unenforceable provision in light of the intent of this Agreement.
     10.8 Amendments. Any amendment or modification of any provision of this Agreement must be in writing, dated and signed by both parties hereto.
     10.9 Fees Payable. Licensor and Licensee acknowledge that there are no broker's commissions, finder's fees or other amounts payable with regard to this transaction, and Licensor and Licensee agree to indemnify and hold the other harmless from and against all liabilities, claims, demands, damages or costs of any kind arising from or connected with any broker's or finder's commission, fee or other amount claimed to be due any person arising from the indemnitor's conduct with respect to this Agreement and the transactions contemplated herein.
     10.10 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     10.11 Exhibits. All exhibits referred to in this Agreement are attached hereto and incorporated herein by this reference.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be created on the day and year first above written.



                         PENRIL DATACOMM NETWORKS, INC., as Licensor

                         By:\s\ Henry D. Epstein
                         -------------------------------------------
                         Henry D. Esptein
                         Chief Executive Officer and
                         Chairman of the Board of Directors


                         BAY NETWORKS, INC., as Licensee

                         By:\s\ Bruce I. Sachs
                         -------------------------------------------
                         Bruce I. Sachs
                         Executive Vice President



                  Perpetual License Agreement
                            EXHIBITS

A         Products
B-1       Patents and Patent Applications
B-2       Copyrights
B-3       Mask Work Rights
C         Technical Information
D         List of Five Employees

                           Exhibit A
                            Products

Licensor will develop for Licensee an 8 Digital Modem Card that conforms to the attached
"V.34+ Xylogics Octal Modem Card Statement of Work". Such modem architecture shall be compatible with and deliver the functions and capabilities contained within such Statement of
Work, which is attached herein as part of this Exhibit A.

                     Exhibit B-1, B-2, B-3


B1:  Patents and Patent Applications
None

B2:  Copyright Rights
None

B3:  Mask Work Rights
None

                           EXHIBIT C
                     Technical Information


Licensor shall provide Licensee with all Technical Information, including but not limited to source code, as it pertains to Licensor's existing ALX V.34 modems, digital modem architectures, T1 channel bank hardware and software architectures, Series 6000 software architecture, and NETMUX hardware and software architectures. Licensor shall update such information at the end of each quarterly period of this Agreement by supplying Licensee with updated materials for those items that Licensor has changed. Notwithstanding the foregoing, such Technical Information shall not include Technical Information pertaining to custom work being performed specifically on behalf of another customer of Licensor.

                           EXHIBIT D
               Employees to be Hired by Licensee


Jonathan Sieg
Dave Burger
Michael Livshits
Ali Hashmi
Alex Purkovic